                                                                       EXHIBIT 2










                          AGREEMENT AND PLAN OF MERGER

                                   dated as of

                                November 13, 2002

                                      among

                        INTERNATIONAL AIRCRAFT INVESTORS,

                          JETSCAPE AVIATION GROUP, INC.

                                       and

                             JETSCAPE LEASING, INC.

                                TABLE OF CONTENTS

                                 --------------

                                                                            PAGE
                                                                            ----
                                    ARTICLE 1
                                   DEFINITIONS

SECTION 1.01.    Definitions...................................................1

                                    ARTICLE 2
                                   THE MERGER

SECTION 2.01.    The Merger....................................................7
SECTION 2.02.    Conversion of Shares..........................................8
SECTION 2.03.    Dissenters' Rights............................................8
SECTION 2.04.    Surrender and Payment.........................................8
SECTION 2.05.    Stock Options.................................................9
SECTION 2.06.    Adjustments..................................................10
SECTION 2.07.    Withholding Rights...........................................10
SECTION 2.08.    Lost Certificates............................................10

                                    ARTICLE 3
                            THE SURVIVING CORPORATION

SECTION 3.01.    Articles of Incorporation....................................11
SECTION 3.02.    Bylaws.......................................................11
SECTION 3.03.    Directors and Officers.......................................11

                                    ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 4.01.    Corporate Existence and Power................................11
SECTION 4.02.    Corporate Authorization......................................11
SECTION 4.03.    Governmental Authorization...................................12
SECTION 4.04.    Non-contravention............................................12
SECTION 4.05.    Capitalization...............................................13
SECTION 4.06.    Subsidiaries.................................................13
SECTION 4.07.    SEC Filings..................................................14
SECTION 4.08.    Financial Statements.........................................15
SECTION 4.09.    No Undisclosed Material Liabilities..........................15
SECTION 4.10.    Disclosure Documents.........................................15
SECTION 4.11.    Aircraft and Leases..........................................15
SECTION 4.12.    Insurance Coverage...........................................17
SECTION 4.13.    Title to Assets other than Aircraft..........................18
SECTION 4.14.    Absence of Certain Changes...................................18
SECTION 4.15.    Compliance with Laws and Court Orders........................19
SECTION 4.16.    Litigation...................................................20
SECTION 4.17.    Taxes........................................................20
SECTION 4.18.    Employees and Employee Benefit Plans.........................22
SECTION 4.19.    Environmental Matters........................................24
SECTION 4.20.    Property and Leases..........................................24

SECTION 4.21.    Intellectual Property........................................24
SECTION 4.22.    Material Contracts...........................................24
SECTION 4.23.    Affiliate Transactions.......................................26
SECTION 4.24.    Anti-takeover Statutes.......................................26
SECTION 4.25.    Finders' Fees................................................26
SECTION 4.26.    Opinion of Financial Advisor.................................26

                                    ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF PARENT

SECTION 5.01.    Corporate Existence and Power................................27
SECTION 5.02.    Corporate Authorization......................................27
SECTION 5.03.    Governmental Authorization...................................27
SECTION 5.04.    Non-contravention............................................27
SECTION 5.05.    Disclosure Documents.........................................28
SECTION 5.06.    Finders' Fees................................................28
SECTION 5.07.    Financing....................................................28

                                    ARTICLE 6
                            COVENANTS OF THE COMPANY

SECTION 6.01.    Conduct of the Company.......................................28
SECTION 6.02.    Shareholder Meeting; Proxy Material..........................29
SECTION 6.03.    Access to Information........................................29
SECTION 6.04.    No Solicitation..............................................30
SECTION 6.05.    Notices of Certain Events....................................31
SECTION 6.06.    Tax Matters..................................................31

                                    ARTICLE 7
                       COVENANTS OF PARENT AND THE COMPANY

SECTION 7.01.    Consents.....................................................32
SECTION 7.02.    Certain Filings..............................................32
SECTION 7.03.    Public Announcements.........................................32
SECTION 7.05.    Further Assurances...........................................33
SECTION 7.05.    Trading in Company Stock.....................................33
SECTION 7.06.    Employment Agreements........................................33
SECTION 7.07     Director and Officer Liability...............................33

                                    ARTICLE 8
                            CONDITIONS TO THE MERGER

SECTION 8.01.    Conditions to Obligations of Each Party......................34
SECTION 8.02.    Conditions to the Obligations of Parent and Merger
                   Subsidiary.................................................34
SECTION 8.03.    Conditions to the Obligations of the Company.................35

                                    ARTICLE 9
                                   TERMINATION

SECTION 9.01.    Termination..................................................36
SECTION 9.02.    Effect of Termination........................................37
SECTION 9.03.    Fees and Expenses............................................37

                                   ARTICLE 10
                                  MISCELLANEOUS

SECTION 10.01.   Notices......................................................38
SECTION 10.02.   Survival of Representations and Warranties...................39
SECTION 10.03.   Amendments; Waivers..........................................39
SECTION 10.04.   Successors and Assigns.......................................39
SECTION 10.05.   Governing Law................................................40
SECTION 10.06.   WAIVER OF JURY TRIAL.........................................40
SECTION 10.07.   Counterparts; Effectiveness..................................40
SECTION 10.08.   Entire Agreement.............................................40
SECTION 10.09.   Captions.....................................................40
SECTION 10.10.   Severability.................................................40

                          AGREEMENT AND PLAN OF MERGER


        AGREEMENT AND PLAN OF MERGER dated as of November 13, 2002 among INTERNATIONAL AIRCRAFT INVESTORS, a California corporation (the "COMPANY"), JETSCAPE AVIATION GROUP., INC., a Florida corporation ("PARENT"), and JETSCAPE LEASING, INC., a California corporation and a direct wholly-owned subsidiary of Parent ("MERGER SUBSIDIARY").

        WHEREAS, the Parent and the Company have agreed to merge the Merger Sub with and into the Company, upon the terms and subject to the conditions set forth herein (the "MERGER");

        WHEREAS, the Boards of Directors of Merger Subsidiary and the Company each have determined that the Merger is fair to and in the best interests of their respective shareholders, declared the advisability of, and approved and adopted, this Agreement and the transactions contemplated hereby;

        WHEREAS, the Board of Directors of the Company has determined to recommend the Merger to the Company's shareholders; and

        WHEREAS, concurrently with the execution of this Agreement, certain shareholders of the Company have executed a Voting Agreement (the "VOTING AGREEMENT"), dated as of the date hereof, whereby they agree, among other things, to vote the shares of common stock, par value $0.01 per share, of the Company ("COMPANY STOCK") beneficially owned by them in favor of the approval of the principal terms of this Agreement.

        NOW THEREFORE, in consideration of the foregoing and of the mutual covenants, representations, warranties and agreements herein contained, the parties to this Agreement (the "PARTIES") hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

        SECTION 1.01. Definitions. The following terms, as used herein, have the following meanings:

        "ACQUISITION PROPOSAL" means, other than the transactions contemplated by this Agreement, any offer or proposal for, any indication of interest in, or any submission of inquiries from any Third Party relating to (A) any acquisition or purchase, direct or indirect, of 50% or more of the consolidated assets of the Company and its Subsidiaries or over 50% of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 50% of the consolidated assets of the Company, (B) any tender offer or exchange offer that, if consummated, would result in such Third Party's beneficially owning 50% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 50% of the consolidated assets of the Company or (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 50% of the consolidated assets of the Company.

        "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

        "AIRCRAFT" means, either collectively or individually, as applicable, the aircraft listed in the Company Disclosure Schedule, each with the make, model and manufacturer's serial number as set forth in the Company Disclosure Schedule, including: (i) the airframe; (ii) the Engines; (iii) all appliances, parts (including spare parts), accessories, instruments, navigational and communications equipment, furnishings, modules, components and other items of equipment installed in or furnished with the Aircraft (the "PARTS"), except to the extent that ownership of such Parts is vested in the Lessee under the terms of the applicable Lease, and (iv) all log books, records, manuals and other documentation pertaining to the airframe, Engines and Parts thereof.

        "AIRCRAFT DOCUMENTS" means, with respect to each Aircraft, (i) the Lease Documents relating to that Aircraft; (ii) any Financing Agreement relating to that Aircraft and (iii) all other Contracts (including any side letters) executed by any Person in connection with, or relating to, that Aircraft or any such Lease or Financing Agreement (whether such Contract is between the Lessee or a Lender, on the one hand, and any of the Company, a Subsidiary of the Company, or a trustee for the benefit of the Company or a Subsidiary, on the other hand, or otherwise), each as set forth in the Company Disclosure Schedule.

        "BUSINESS DAY" means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

        "CALIFORNIA CODE" means the General Corporation Law of the State of California.

        "CODE" means the Internal Revenue Code of 1986.

        "COMPANY BALANCE SHEET" means the consolidated balance sheet of the Company as of December 31, 2001 and the footnotes thereto set forth in the Company 10-K.

        "COMPANY BALANCE SHEET DATE" means December 31, 2001.

        "COMPANY DISCLOSURE SCHEDULE" means the Disclosure Schedule of the Company that is delivered with, and dated as of the date of, this Agreement.

        "COMPANY 10-K" means the Company's annual report on Form 10-K for the fiscal year ended December 31, 2001.

        "CONTRACT" means any and all contracts, agreements, leases, notes, mortgages, bonds, indentures, loan or credit agreements, deeds, guarantees, franchises, covenants, licenses, commitments, undertakings, obligations, arrangements, registrations, authorizations or other instruments or understandings, whether written or oral, express or implied, to which such Person is a party or to which or by which such Person or the property of such Person is subject or bound.

        "EMPLOYEE PLAN" means any "employee benefit plan," as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (whether or not written) providing for compensation, bonus, pension, profit-sharing, stock option, or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, worker's compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that is maintained, administered or contributed to, as the case may be, by the Company or any of its Affiliates and covers any director, former director, employee or former employee of the Company or any Subsidiary or with respect to which the Company or any of its Subsidiaries has any liability.

        "ENGINES" means, with respect to each Aircraft, each engine installed on or relating to that Aircraft, as more particularly described by reference to such engines' make, model and manufacturer's serial number in the Company Disclosure Schedule.

        "ENVIRONMENTAL LAWS" means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any Governmental Authority or other third party, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

        "ENVIRONMENTAL PERMITS" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Company or any Subsidiary as currently conducted.

        "ERISA" means the Employee Retirement Income Security Act of 1974.

        "ERISA AFFILIATE" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

        "FINANCING AGREEMENT" means, with respect to each Aircraft, each loan, credit and other agreement (including promissory notes, security agreements, trust indentures, mortgages, deeds of trust, guarantees, installment purchase agreements, finance leases, letters of credit) evidencing Indebtedness secured by that Aircraft or interests in that Aircraft, together with all supplements or amendments to any such loan, credit or other agreement.

        "INDEBTEDNESS" means (i) all obligations for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations upon which interest charges are customarily paid, (iv) all obligations under conditional sale or other title retention agreements relating to property or assets purchased by the Company or any of its Subsidiaries, (v) all obligations issued or assumed by the Company or any of its Subsidiaries as the deferred purchase price of property or services, (vi) all

Indebtedness of others secured by (or for which the holder of that Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by the Company or any of its Subsidiaries, whether or not the obligations secured thereby have been assumed, (vii) all guarantees by the Company or any of its Subsidiaries of Indebtedness of others (but excluding guarantees by the Company or its Subsidiaries of Indebtedness of the Company or any of its other Subsidiaries), (viii) all capital lease obligations, (ix) all obligations to which the Company or any of its Subsidiaries is a party in respect of interest rate protection agreements, foreign currency exchange agreements, derivatives transactions or other hedging arrangements and (x) all obligations as an account party in respect of letters of credit and bankers' acceptances; provided that the Company's obligations in respect of security deposits and aircraft maintenance reimbursement or cost sharing under any Lease Documents shall not be considered Indebtedness.

        "INTELLECTUAL PROPERTY" means (i) United States, non-United States, and international patents, patent applications and statutory invention registrations, (ii) United States, non-United States, and international trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) United States, non-United States, and international copyrights and registrations and applications for registration thereof, and (iv) confidential and proprietary information, including trade secrets and know-how.

        "KNOWLEDGE" of any Person that is not an individual means the best knowledge of such Person's officers after reasonable inquiry.

        "LEASE" means, with respect to each Aircraft, (i) the lease agreement (including finance leases) currently in effect with respect to that Aircraft, together with all supplements and amendments to that lease agreement, oral or written, each as identified on the Company Disclosure Schedule, or (ii) any lease agreement relating to that Aircraft entered into after the date of this Agreement, together with all supplements and amendments to that lease agreement.

        "LEASE DOCUMENTS" means, with respect to each Aircraft, the Lease of that Aircraft and all other agreements (including any side letters, assignment of warranties or option agreements) between the Lessee and the lessor of that Aircraft delivered in connection with, or relating to, the Lease, each as set out in the Company Disclosure Schedule.

        "LENDER" means, with respect to each Aircraft, each commercial bank, financial institution or other Person that has provided financing with respect to that Aircraft pursuant to any Financing Agreement, as set out in the Company Disclosure Schedule.

        "LESSEE" means, with respect to each Aircraft, the lessee of that Aircraft pursuant to a Lease, as identified on the Company Disclosure Schedule.

        "LIEN" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

        "MATERIAL ADVERSE EFFECT" means, with respect to any Person, an event, change, circumstance or effect that is or is reasonably likely (i) to be materially adverse to the financial condition, business, assets or results of operations of such Person and its Subsidiaries, taken as a whole or (ii) to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement; provided, however, that in no event shall any of the following be deemed to constitute a Material Adverse Effect on the Company pursuant to clause (i) above: (A) any change, other than the occurrence after the date hereof of an "event of default" (however defined in the applicable Lease Document) or event which with the giving of notice or passage of time or both would become an "event of default" (as so defined) under any Lease, that results from conditions generally affecting the U.S. economy, airline industry or aircraft leasing industry (including laws and regulations applicable to such industry), (B) a change that results from the announcement or pendency of the transactions contemplated hereby or (C) a change that results from the taking of any action required by this Agreement.

        "MERGER CONSIDERATION" means (i) $1.45 if the Effective Time occurs on or prior to December 31, 2002, or (ii) $1.10 if the Effective Time occurs on or after January 1, 2003; provided, that if (A) the Company has obtained the Shareholder Vote at the Company Shareholder Meeting and all of the other conditions precedent set forth in Sections 8.01 and 8.02 to the obligations of Parent and Merger Subsidiary to consummate the Merger, other than the condition specified in Section 8.02(f), have been satisfied in full on or prior to December 30, 2002 and (B) Parent and Merger Subsidiary nevertheless fail or refuse to consummate the Merger on or before December 31, 2002, then the Merger Consideration shall be $1.45.

        "1933 ACT" means the Securities Act of 1933.

        "1934 ACT" means the Securities Exchange Act of 1934.

        "PERMITTED LIENS" means (i) with respect to any Aircraft, (A) the rights conferred upon the Lessee by the Lease of that Aircraft; (B) any Liens for which the applicable Lessee is responsible or for which it is to indemnify the lessor under the terms of the relevant Lease; (C) any Liens which are "Permitted Liens" under the applicable Lease other than Liens created by the Company or one of its Subsidiaries (or a trustee for the benefit of the Company or a Subsidiary) or
(D) any Liens under the Financing Agreements relating to that Aircraft in favor of a Lender and (ii) with respect to any property other than Aircraft, whether real, personal, intangible, or mixed, (A) mechanics', carriers', workmen's, repairmen's, warehousemen's, airport authority's or other like Liens arising from or incurred in the ordinary course of business and securing obligations which are not due or which are not in excess of $10,000 and are being contested in good faith by the Company or one or more of its Subsidiaries, provided that the Company has established adequate reserves for those obligations at the time that it was required under GAAP to do so, (B) Liens for Taxes which are not due and payable or which may thereafter be paid without penalty or which are not in excess of $10,000 and are being contested in good faith by the Company or one or more of its Subsidiaries, provided that the Company has established adequate reserves for the payment of those Taxes which are being contested in good faith at the time that it was required under GAAP to do so;

(C) easements, covenants, rights-of-way and other encumbrances or restrictions of record relating solely to real property owned or leased by the Company or any of its Subsidiaries; (D) zoning, building and other similar restrictions, provided that the same are not violated in any material respect by any improvements by the Company or any of its Subsidiaries or by the use of the subject property in the conduct of the Company's or any of its Subsidiaries' business; (E) unrecorded easements, covenants, rights-of-way or other encumbrances or restrictions, and other Liens that are not material in character or amount, none of which unrecorded items or other Liens materially impairs the use or value of the real property to which they relate in the business of the Company and its Subsidiaries, taken as a whole, as presently or proposed to be conducted; and (F) other Liens which do not materially impair the use or value of the assets to which they relate in the business of the Company and its Subsidiaries, taken as a whole, as presently or proposed to be conducted.

        "PERSON" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        "SARBANES-OXLEY ACT" means the Sarbanes-Oxley Act of 2002.

        "SEC" means the Securities and Exchange Commission.

        "SUBSIDIARY" with respect to any Person, means any corporation or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner or (ii) of which at least 50% of the securities or other interests having by their terms ordinary voting power to elect at least 50% of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person, by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

        "THIRD PARTY" means any Person as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

        Unless otherwise expressly specified in this Agreement, any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

        Each of the following terms is defined in the Section set forth opposite such term:

        TERM                                                     SECTION
        ----                                                     -------
        Certificates..................................              2.04
        Company.......................................          Preamble
        Company Licensed Intellectual Property........              4.21
        Company Owned Intellectual Property...........              4.21
        Company Proxy Statement.......................              4.10
        Company SEC Documents.........................              4.07
        Company Securities............................              4.05
        Company Shareholder Meeting...................              6.02
        Company Stock Option..........................              2.05

        TERM                                                     SECTION
        ----                                                     -------
        Company Subsidiary Securities.................              4.06
        Confidentiality Agreement.....................              6.04
        Effective Time................................              2.01
        Employment Agreements.........................          Recitals
        Employee Plans................................              4.18
        End Date......................................              9.01
        Indemnified Person............................              7.07
        Paying Agent..................................              2.04
        Exchange Ratio................................           2.02(a)
        GAAP..........................................              4.08
        Governmental Authority........................              4.22
        Material Contracts............................              4.22
        Merger........................................              2.01
        Merger Subsidiary.............................          Preamble
        Parent........................................          Preamble
        Potential Reserve Claim Amount................              4.11
        Shareholder Vote..............................              4.02
        Superior Proposal.............................              6.04
        Surviving Corporation.........................              2.01
        Tax Return....................................              4.17
        Taxes.........................................              4.17
        Taxing Authority..............................              4.17
        Termination Fee...............................              9.03
        Title IV Plan.................................              4.18

                                    ARTICLE 2
                                   THE MERGER

        SECTION 2.01. The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with the California Code, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "SURVIVING CORPORATION").

        (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary will file an agreement of merger with the California Secretary of State and make all other filings or recordings and pay all fees and taxes required by the California Code in connection with the Merger. The Merger shall become effective at such time (the "EFFECTIVE TIME") as the agreement of merger is duly filed with, and accepted for recording by, the California Secretary of State (or at such later time as may be specified in the agreement of merger).

        (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under the California Code.

        SECTION 2.02. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any further action on the part of the holder of any shares of capital stock of the Company, Parent or Merger Subsidiary:

        (a) each share of Company Stock outstanding immediately prior to the Effective Time, other than shares of Company Stock held by Persons who properly exercise dissenters' rights in accordance with Chapter 13 of the California Code ("DISSENTING SHARES"), shall be converted into the right to receive in cash, without interest, the Merger Consideration and all shares of Company Stock so converted pursuant to this Section 2.02(a) shall no longer be outstanding and shall be canceled and retired and in all respects shall cease to exist, and each holder of Certificate(s) evidencing any such shares thereafter shall cease to have any right or incidents of beneficial ownership or otherwise in respect of such shares, except for the right to receive in respect of such shares, upon surrender of such Certificate(s) in accordance with Section 2.04, the Merger Consideration, without interest; and

        (b) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

        SECTION 2.03. Dissenters' Rights. If holders of Company Stock are entitled to dissenters' rights in connection with the Merger under Chapter 13 of the California Code, any Dissenting Shares shall not be converted into the right to receive Merger Consideration but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the California Code. The Company shall give Parent prompt notice of any demand received by the Company to require the Company to purchase shares of Company Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demand. The Company agrees that, except with the prior written consent of Parent, or as required under the California Code, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares who, pursuant to the provisions of the California Code, becomes entitled to payment of the value of shares of Company Stock (a "DISSENTING SHAREHOLDER") shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shareholder shall have failed to make an effective purchase demand or shall have effectively withdrawn or lost his rights as a Dissenting Shareholder, Parent shall cause the Surviving Corporation to pay, upon surrender by such Dissenting Shareholder of his Certificate or Certificates, the Merger Consideration to which such Dissenting Shareholder is then entitled under this Agreement, without interest.

        SECTION 2.04. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent reasonably satisfactory to the Company (the "PAYING AGENT") for the purpose of exchanging certificates representing shares of Company Stock (the "CERTIFICATES") for the Merger Consideration. Parent will cause the Surviving Corporation to deposit with the Paying Agent the Merger Consideration to be paid in respect of the shares of Company Stock. Promptly after the Effective Time, Parent will cause the Paying Agent to send, to each holder of shares of Company Stock at the

Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Paying Agent) for use in such exchange.

        (b) Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration will be entitled to receive, upon surrender to the Paying Agent of a Certificate, together with a properly completed letter of transmittal, the Merger Consideration in respect of the Company Stock represented by such Certificate, without interest. Until so surrendered, each such Certificate shall represent after the Effective Time for all purposes the right to receive such Merger Consideration.

        (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation and the Paying Agent that such Tax has been paid or is not payable.

        (d) After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article.

        (e) Any portion of the Merger Consideration deposited with the Paying Agent pursuant to Section 2.04(a) that remains unclaimed by the holders of shares of Company Stock one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged the Certificates for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority shall become, to the extent permitted by applicable law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

        SECTION 2.05. Stock Options. (a) At or immediately before the Effective Time, each option to purchase shares of Company Stock that is outstanding under any stock option or compensation plan or arrangement of the Company, whether or not vested or exercisable, shall be canceled, and Parent shall cause the Surviving Corporation, in consideration of such cancellation, to pay to the holders of such options an amount in respect thereof equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price of each such option, and (ii) the number of shares of Company Stock subject to such option immediately prior to its cancellation (such payment to be net of applicable withholding taxes). No consideration shall be payable in respect of the cancellation of any such option the exercise price of which is equal to or greater than the Merger Consideration.

        (b) Prior to the Effective Time, the Company shall (i) obtain from each holder of options to purchase shares of Company Stock granted under the Company's stock option or compensation plans or arrangements a consent to the cancellation of such options in accordance with Section 2.05(a), and (ii) make any amendments to the terms of such stock option or compensation plans or arrangements that are necessary to give effect to the transactions contemplated by this Section 2.05. Notwithstanding any other provision of this Section 2.05, payment may be withheld in respect of any stock option until the consent specified in clause (i) of the preceding sentence has been obtained.

        (c) All other stock option or compensation plans or arrangements providing for the issuance or grant of any interest in respect of the capital stock of the Company or any of its Subsidiaries shall terminate as of the Effective Time, and no participant in any such plans or arrangements shall have any rights thereunder to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

        SECTION 2.06. Adjustments. If, during the period between the date of this Agreement and the Effective Time, the outstanding shares of capital stock of Company shall have been changed into a different number of shares as a result of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

        SECTION 2.07. Withholding Rights. Each of the Paying Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Paying Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which the Paying Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

        SECTION 2.08. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article.

                                    ARTICLE 3
                            THE SURVIVING CORPORATION

        SECTION 3.01. Articles of Incorporation. The articles of incorporation of the Company in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable law.

        SECTION 3.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

        SECTION 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the individuals named on Exhibit A hereto shall be the officers of the Surviving Corporation.

                                    ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Parent that:

        SECTION 4.01. Corporate Existence and Power. (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

        (b) The Company has heretofore delivered or made available to Parent (i) true and complete copies of the articles of incorporation and bylaws of the Company as currently in effect, and (ii) the minute books of the Company, which minute books contain a complete summary of all meetings of the Company's directors and shareholders since the time of incorporation and copies of all written consents to actions in lieu of such meetings.

        SECTION 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for the required approval of the Company's shareholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The adoption of this Agreement and the approval of the Merger by the affirmative vote of a majority of the outstanding shares of Company Stock is the only vote (the "SHAREHOLDER VOTE") of the holders of any of the Company's capital stock necessary in connection with the consummation of the Merger. This

Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except insofar as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor's rights generally, or by principles governing the availability of equitable remedies.

        (b) The Board of Directors of the Company, at a meeting thereof duly called and held on November 12, 2002, (A) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its shareholders, (B) approved and declared the advisability of this Agreement and the Merger and (C) resolved to recommend that the shareholders of the Company approve the principal terms of this Agreement.

        SECTION 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (i) the filing of an agreement of merger with respect to the Merger with the California Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) any filings listed in Section 4.03 of the Company Disclosure Statement, and (iii) compliance with any applicable requirements of the Nasdaq Stock Market, the 1934 Act, and any other applicable securities laws, whether state or foreign.

        SECTION 4.04. Non-contravention. Except as set forth in the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene or result in any violation or breach of any provision of the articles of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section
4.03 and receipt of the Shareholder Vote, contravene, conflict with or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order, or decree applicable to the Company or any of its Subsidiaries, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Contract binding upon the Company or any of its Subsidiaries or any of their assets or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except in the case of clause
(ii) above, as would not have a Material Adverse Effect on the Company.

        SECTION 4.05. Capitalization. (a) The authorized capital stock of the Company consists of 20,000,000 shares of Company Stock, of which 3,581,773 shares were outstanding as of the date of this Agreement, and 15,000,000 of preferred stock, par value $0.01 per share, none of which is outstanding. As of the date of this Agreement, there are outstanding stock options to purchase an aggregate of 1,401,554 shares of Company Stock (all of which options will become exercisable immediately prior to completion of the Merger). All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to awards granted under the 1997 Stock Option and Award Plan, the 1997 Eligible Directors Stock Option Plan or any other stock option agreement with the Company's officers or directors, will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable. The Company has no shares of Company Stock or other shares of capital stock held has treasury stock.

        (b) Except as set forth in this Section 4.05, there are no outstanding
(i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "COMPANY SECURITIES"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. The Company Disclosure Schedules contain a list of all such Company Securities, including the exercise price and vesting schedule, or other similar terms, thereof.

        SECTION 4.06. Subsidiaries. (a) Each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on such Subsidiary or the Company. All Subsidiaries of the Company, their respective jurisdictions of incorporation and their respective authorized and outstanding capital stock are identified on the Company Disclosure Schedule.

        (b) The Company has heretofore delivered or made available to Parent (i) true and complete copies of the articles of incorporation and bylaws of each Subsidiary as currently in effect, and (ii) the minute books of each Subsidiary, which minute books contain a complete summary of all meetings of the Subsidiary's directors and shareholders since the time of incorporation and copies of all written consents to actions in lieu of such meetings.

        (c) Except as set forth in the Company Disclosure Schedule, all of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the "COMPANY SUBSIDIARY SECURITIES"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

        (d) Other than the Subsidiaries identified in the Company Disclosure Schedule, the Company does not directly or indirectly own any capital stock or share capital of, or other equity interest in, any corporation, partnership, trust, joint venture or other Person.

        SECTION 4.07. SEC Filings. (a) The Company has delivered to Parent (i) the Company's annual reports on Form 10-K for its fiscal years ended December 31, 1999, 2000 and 2001, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 2002 and June 30, 2002, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the shareholders of the Company held since December 31, 1999, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since January 1, 2001 (the documents referred to in this Section 4.07(a), collectively, the "COMPANY SEC DOCUMENTS").

        (b) As of its filing date, each Company SEC Document filed prior to the date of this Agreement complied, and each such Company SEC Document filed subsequent to the date of this Agreement will comply, as to form in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act, as the case may be.

        (c) As of its filing date (or, if amended or superceded by a filing prior to the date of this Agreement, on the date of such filing), each Company SEC Document filed prior to the date of this Agreement pursuant to the 1934 Act did not, and each such Company SEC Document filed subsequent to the date of this Agreement pursuant to the 1934 Act will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

        (d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed prior to the date of this Agreement pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not, and each such Company SEC Document filed subsequent to the date of this Agreement pursuant to the 1933 Act will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

        SECTION 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents fairly present in all material respects, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

        SECTION 4.09. No Undisclosed Material Liabilities. Except as set forth in Section 4.09 of the Disclosure Schedule, there no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto or in the financial statements contained in Company SEC Documents filed subsequent to the Company Balance Sheet Date and prior to the date of this Agreement and liabilities and obligations not otherwise required to be disclosed in the Company Balance Sheet or the Company SEC Documents and that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

        SECTION 4.10. Disclosure Documents. The proxy or information statement of the Company to be filed with the SEC in connection with the Merger (the "COMPANY PROXY STATEMENT") and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company, and at the time such shareholders vote on approval of the principal terms of this Agreement, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.10 will not apply to statements or omissions included in the Company Proxy Statement based upon information furnished to the Company in writing by Parent specifically for use therein.

        SECTION 4.11. Aircraft and Leases. (a) The Company Disclosure Schedule sets forth with respect to each Aircraft:

               (i) the manufacturer, make, model, serial number, date of manufacture and registration mark of the airframe and the manufacturer, make, model, serial number of each Engine;

               (ii) the Lessee of the Aircraft and a summary of the terms of the Lease for the Aircraft, including: the lease term (including a description of any extension and early termination options); the amounts (or the basis for determining such amounts) of rent and maintenance reserves, however denominated, payable by the Lessee and the payment terms thereof (including whether such amounts are payable in advance or arrears, or otherwise); the amount of any cash security deposits and a description of any letters of credit (including the identity of the issuing and/or confirming banks, the beneficiary and the amount that is available for drawings thereunder) in lieu of cash security deposits;

               (iii) a description of (A) all cost-sharing, "top-up" or other obligations of the Company or one of its Subsidiaries (or any trustee for its benefit) to reimburse the Lessee or any other Person for or to contribute to maintenance, overhauls, repairs or improvements to the Aircraft, and (B) all pending claims by the Lessee for reimbursement of maintenance reserves or by the Lessee or any other Person for reimbursements for or contributions to maintenance, overhauls, repairs or improvements to the Aircraft;

               (iv) a summary of required levels of hull and liability (general and war risk) insurance, deductibles or Lessee self-insurance, and agreed or stipulated loss values;

               (v) a list of known damage history (limited to damage or repairs in excess of 5% of current net book value);

               (vi) the Lender(s), and the principal, outstanding balance(s), scheduled maturity date(s), interest rate(s) and monthly debt service obligations arising under each Financing Agreement in respect of the Aircraft; and

               (vii) a true and complete list of all Aircraft Documents (including summaries of all unwritten Contracts) relating to the Aircraft.

The Company has provided or made available to the Parent true and complete copies of each Aircraft Document.

        (b) The Company or one of its Subsidiaries (or a trustee for its benefit) is the sole legal and beneficial owner of, and has good and valid title to, (i) each Aircraft and (ii) the lessor's interest under the applicable Lease, which Aircraft and which Lease are free and clear of all Liens, other than Permitted Liens.

        (c) Each Aircraft Document is in full force and effect in accordance with its respective terms. Except as set forth in the Company Disclosure Schedule, (i) to the Company's knowledge, no "event of default" (however defined in the applicable Lease Document) or event which with the giving of notice or passage of time or both would become an "event of default" (as so defined) has occurred and is continuing under any Lease and (ii) there have been no waivers of the Company's rights in effect under any Lease in respect of any "event of default" or event which with the giving of notice or passage of time or both would become an "event of default." Except as set forth in the Company Disclosure Schedule, (i) no "event of default" (however defined in the applicable Aircraft Document) on the part of the Company or any Subsidiary or event which with the giving of notice or passage of time or both would become an "event of default" (as so defined) on the part of the Company or any Subsidiary has occurred and is continuing under any Aircraft Document and (ii) there have been no waivers by any Lender of its rights in effect under any Aircraft Document in respect of any "event of default" on the part of the Company or any Subsidiary or event which with the giving of notice or passage of time or both would become an "event of default" on the part of the Company or any Subsidiary.

        (d) The Company Disclosure Schedule includes a schedule setting forth as of October 23, 2002 all outstanding amounts due from Lessees or other Persons for rent, maintenance reserves, deposits or other amounts.

        (e) Except as set forth on the Company Disclosure Schedule, (i) none of the Aircraft Documents create any liability on the Company to the applicable Lender or any Person claiming through or under that Lender to make any payment or perform any covenant either expressly or implicitly contained therein, any such liability being solely limited to the Company Subsidiary that is a party to such Aircraft Documents; and (ii) each Lender has agreed to look solely to the applicable Company Subsidiary or any collateral held by that Lender for the recovery of any payment or the performance of any obligation of that Company Subsidiary under any Aircraft Document to which it is a party.

        (f) Except for (i) claims for the return at the end of the lease term of an Aircraft of security deposits paid by the Lessee under the Lease of that Aircraft, or (ii) claims for reimbursement of maintenance reserves or other amounts required to be reimbursed to or contributed for maintenance of an Aircraft pursuant to the express terms of any Lease of that Aircraft, in each case, as described on the Company Disclosure Schedule, there are no claims which have been or can be asserted by any Lessee or any other Person against the Company or any Aircraft arising out of the ownership, use, or operation of any Aircraft prior to the date of this Agreement. The Company Disclosure Schedule sets forth by Lessee and Aircraft, as of October 23, 2002, (i) the aggregate amount of maintenance reserves paid by the Lessees under the Leases prior to the date hereof less the aggregate amounts previously paid or reimbursed to the Lessees in respect of maintenance reserves under the Leases ("POTENTIAL RESERVE CLAIM AMOUNTS") and (ii) the amounts of cash and cash equivalents maintained by the Company in respect of such Potential Reserve Claim Amounts.

        (g) To the Company's knowledge, no unrepaired damage, destruction or other casualty loss or partial loss, nor an event which with the passage of time would result in unrepaired damage, destruction or casualty loss, has occurred in respect of any Aircraft.

        (h) Except as set forth on the Company Disclosure Schedule, there are existing no options, commitments or agreements to purchase or sell any Aircraft.

        SECTION 4.12. Insurance Coverage. The Company Disclosure Schedule lists all insurance policies and fidelity and surety bonds of the Company and its Subsidiaries. All policies of insurance and fidelity or surety bonds insuring the Company or any of its Subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect and the Company and its Subsidiaries are in compliance with the terms of those policies and instruments in all material respects. There is no claim by the Company or any of its Subsidiaries pending under any such insurance policy or bond as to which coverage has been questioned, denied or disputed by the underwriters of that policy or bond or in respect of which those underwriters have reserved their rights. The Company does not know of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of those policies or bonds.

        SECTION 4.13. Title to Assets other than Aircraft. The Company or one of its Subsidiaries has good and valid title to all tangible assets other than Aircraft reflected on the Company Balance Sheet and all tangible assets it has acquired after the Company Balance Sheet Date (except those tangible assets other than Aircraft sold or otherwise disposed of after the Company Balance Sheet Date for fair value in the ordinary course of business consistent with past practice) free and clear of all Liens, other than Permitted Liens. All personal property owned or leased by the Company or any of its Subsidiaries is in good operating condition and repair, ordinary wear and tear excepted. All material personal property leased by the Company or any of its Subsidiaries is in the condition required of that property by the terms of the lease applicable to that property.

        SECTION 4.14. Absence of Certain Changes. Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and, except as disclosed to Parent in the Company Disclosure Schedule or as disclosed in the Company SEC Documents filed prior to the date of this Agreement, there has not been:

        (a) any event, occurrence, development or state of circumstances or facts that has had, individually or in the aggregate, a Material Adverse Effect on the Company;

        (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any Subsidiary thereof (other than dividends from wholly-owned Subsidiaries of the Company to the Company), or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;

        (c) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

        (d) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any Indebtedness;

        (e) any creation or other incurrence by the Company or any of its Subsidiaries of any Lien on any Aircraft, or any creation or other incurrence by the Company or any of its Subsidiaries of any Lien on any other asset, other than in the ordinary course of business consistent with past practices;

        (f) any making of any loan, advance or capital contributions to or investment in any Person;

        (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries that has had, individually or in the aggregate, a Material Adverse Effect on the Company;

        (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right, in either case, material to the Company and its Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

        (i) any change in any method of accounting, method of tax accounting or accounting principles or practice by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act;

        (j) any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, (iv) entering into any management Contracts (excluding Contracts for employment) or Contracts with other consultants, (v) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining agreement, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries, (vi) grant of options to purchase, or other security convertible into or exchangeable for, Company Stock or any Company Security, or (vii) increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries;

        (k) any Tax election made or changed, any annual tax accounting period changed, any method of tax accounting adopted or changed, any amended Tax Returns or claims for Tax refunds filed, any closing agreement entered into, any Tax claim, audit or assessment settled, or any right to claim a Tax refund, offset or other reduction in Tax liability surrendered; or

        (l) any capital expenditure in an amount exceeding $50,000 individually or $250,000 in the aggregate.

        SECTION 4.15. Compliance with Laws and Court Orders. The Company and each of its Subsidiaries is and has been in compliance with, and to the knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree.

        SECTION 4.16. Litigation. Except as set forth in the Company Disclosure Schedule, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries or any of their respective properties, any Employee Plan, or any present or former officer, director or employee of the Company or any of its Subsidiaries or other Person for whom the Company or any Subsidiary may be liable before any court or arbitrator or before or by any governmental body, agency or official, domestic, foreign or supranational.

        SECTION 4.17. Taxes. (a) All Tax Returns required by applicable law to be filed with any Taxing Authority by, or on behalf of, the Company have been filed when due in accordance with all applicable laws or requests for extensions to file such Tax Returns have been timely filed and granted and have not yet expired, and all such Tax Returns are, or will be at the time of filing, true and complete in all material respects.

        (b) The Company has paid or has caused to be paid all material Taxes due and owing by them (whether or not shown on any Tax Return and whether or not any Tax Return was required) to the appropriate Taxing Authority. Where payment is not yet due, the Company will establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for all Taxes through the end of the last period for which the Company ordinarily record items on their respective books. There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, except for Permitted Liens.

        (c) To the knowledge of the Company, no Taxing Authority plans to assess any additional Taxes for any period for which Tax Returns have been filed. The Company has delivered to Parent correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since December 31, 2000.

        (d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

        (e) The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. The Company is not a party to any Tax allocation or sharing agreement. The Company (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return, other than the Affiliated Group of which the Company is the common parent and (ii) has no liability for the Taxes of any Person under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

        (f) The Tax Returns of Company through the Tax year ended December 31, 1996 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Except as set forth in the Company Disclosure Schedule, no issue relating to Taxes has been raised in writing by a Taxing Authority during any pending audit or examination, and no issue relating to Taxes was raised in writing by a Taxing Authority in any completed audit or examination, that reasonably can be expected to recur in a later taxable period.

        (g) To the knowledge of the Company, there is no claim, audit, action, suit, proceeding or investigation now pending or threatened against or with respect to the Company in respect of any Tax or Tax matter.

        (h) During the five-year period ending on the date of this Agreement, the Company was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code. The Company has not filed a consent under Section 341(f) of the Code concerning collapsible corporations.

        (i) The Company does not owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property. Nor has the Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

        (j) The Company Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which the Company currently files, or within the last three Tax years has filed, Tax Returns. The Company has not received notice from a jurisdiction in which it is not currently filing a Tax Return that it should be filing a Tax Return in such jurisdiction.

        (k) As of December 31, 2001, the aggregate amount of non-SRLY net operating losses of the Company for federal income tax purposes was equal to $44,884,029. Except as set forth in the Company Disclosure Schedule, the Company has not undergone a change of ownership within the meaning of Section 382(g) of the Code.

        (l) The Company shall not be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or any comparable provision of state, local or foreign Tax law.

        (m) The Company is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

        (n) The Company has not entered into any sale leaseback or leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 75-21 (or similar provisions of foreign law) or any safe harbor lease transaction.

        (o) The Company has never been an S corporation (within the meaning of Section 1361 (a)(1) of the Code).

        (p) All material elections with respect to Taxes affecting the Company are disclosed or attached to a Tax Return of the Company.

        (q) All private letter rulings issued by the Internal Revenue Service to the Company (and any corresponding ruling or determination of any state, local or foreign Taxing Authority) have been disclosed in the Company Disclosure Schedule, and there are no pending requests for any such rulings (or corresponding determinations).

        (r) As used in this Section, "AFFILIATED GROUP" means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law; "COMPANY" means the Company and/or any corporation that at any time has been a Subsidiary of the Company; "TAX" means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a "TAXING AUTHORITY") responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee,
(ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including, but not limited to, an indemnification agreement or arrangement). "TAX RETURN" shall mean any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

        SECTION 4.18. Employees and Employee Benefit Plans. (a) The Company Disclosure Schedules includes a list of the names, job titles and current annual salary or wage rates of all of the employees of the Company and any Subsidiary, together with a summary of all bonus, incentive compensation or other additional compensation or similar benefits paid to such person for 2001 and paid to date or hereafter payable for 2002. No bonuses, incentive compensation or other similar compensation is or will become payable to any employee of the Company or its Subsidiaries for services performed (whether prior to or after the date hereof) based on the results of operations of the Company during calendar year 2002 or otherwise, and no targets have been set, pursuant to any employment agreement or arrangement or otherwise, which if met during calendar year 2002 or thereafter would entitle an employee of the Company or its Subsidiaries to any bonus, incentive compensation or other additional compensation or similar benefit for services performed (whether prior to or after the date hereof).

        (b) Except as set forth in the Company Disclosure Schedule, neither the Company nor any Subsidiary (i) retains the services of any individuals performing services in the capacity of independent contractors, or (ii) has entered into an agreement with a third-party organization under which employees of such third party organization perform services for the Company.

        (c) The Company Disclosure Schedule contains a correct and complete list identifying each Employee Plan. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust.

        (d) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA.

        (e) Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA.

        (f) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to or has in the past sponsored, maintained or contributed to, any Employee Plan which is intended to be qualified under Section 401(a) of the Code.

        (g) Except as disclosed on the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor of the Company or any of its Subsidiaries to retirement, severance or bonus pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan. There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment solely as a result of the transactions contemplated hereby, or could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.

        (h) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

        (i) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2001.

        (j) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization.

        SECTION 4.19. Environmental Matters. The Company and its Subsidiaries
(i) are in compliance with all Environmental Laws applicable to them and their respective properties, assets and businesses, except where the failure to comply would not have, individually or in the aggregate, a Material Adverse Effect on the Company and (ii) have all Environmental Permits required to carry on their respective businesses as now conducted.

        SECTION 4.20. Property and Leases. Neither the Company nor any of its Subsidiaries owns any real property. Each parcel of real property leased, used or held for use or otherwise needed for the conduct of the business by the Company or any of its Subsidiaries is listed in the Company Disclosure Schedule. All such leases of real property to which the Company or any such Subsidiary is a party, and all amendments and modifications thereto, are valid, binding and in full force and effect and have not been modified or amended, and there exists no default under any such lease by the Company or any Subsidiary or, to the knowledge of the Company, by the landlord, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company or the Subsidiary or, to the knowledge of the Company, by the landlord, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. All leases for such leased real property have been made available to Parent prior to the date of this Agreement.

        SECTION 4.21. Intellectual Property. The Company has no material Intellectual Property. The conduct of the business of the Company and its Subsidiaries as currently conducted does not materially infringe upon or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted to the Company in writing or orally, that the conduct of the business of the Company and its Subsidiaries as currently conducted materially infringes upon or may infringe upon or misappropriate the Intellectual Property rights of any third party.

        SECTION 4.22. Material Contracts. (a) The Company Disclosure Schedule contains a list of the following types of Contracts to which the Company or any of its Subsidiaries is a party (such Contracts, together with the Aircraft Documents, being the "MATERIAL CONTRACTS"):

               (i) all of the Indebtedness of the Company and its Subsidiaries;

               (ii) each Contract which (A) is likely to involve consideration of more than $25,000 per year or over the remaining term of such Contract or (B) has a term longer than one year, and which cannot be canceled by the Company or its Subsidiary party thereto without penalty or further payment and without more than 60 days' notice;

               (iii) all management Contracts (excluding Contracts for employment) and Contracts with other consultants, including, but not limited to, any Contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any of its Subsidiaries or income or revenues related to any product of the Company or any of its Subsidiaries to which the Company or any Subsidiary is a party and which is likely to involve consideration of more than $25,000 per year or over the remaining term of such Contract;

               (iv) all Contracts with any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (each a "GOVERNMENTAL AUTHORITY") to which the Company or any of its Subsidiaries is a party;

               (v) all Contracts that limit, or purport to limit, the ability of the Company or any of its Subsidiaries, or, following the Effective Time, Parent or any of Parent's Affiliates to compete in any line of business or with any Person or in any geographic area or during any period of time;

               (vi) all Contracts providing for benefits under any Employee
        Plan;

               (vii) all material Contracts or arrangements that result in any Person holding a power of attorney from the Company or any of its Subsidiaries that relates to the Company, any of its Subsidiaries or their respective businesses;

               (viii) all Contracts for employment for any employee of the Company or any of its Subsidiaries;

               (ix) all Contracts and agreements between the Company and any of its Subsidiaries on the one hand and any director, officer, employee, shareholder or Affiliate (or any relative, spouse, beneficiary or Affiliate of such Person) of the Company or any of its Subsidiaries on the other hand;

               (x) each operating lease and each capital lease (other than a Lease) which (A) is likely to involve consideration of more than $25,000 per year or over the remaining term of such contract or (B) has a term longer than one year; and

               (xi) all other Contracts, whether or not made in the ordinary course of business, which are material to the Company, any of its Subsidiaries or the conduct of their respective businesses, or the absence of which would, individually or in the aggregate, have a Material Adverse Effect.

        (b) Each Material Contract is in full force and effect and is a legal, valid and binding agreement of the Company or any of its Subsidiaries which is a party thereto, as the case may be, enforceable against the Company or that Subsidiary in accordance with its terms and, to the best knowledge of the Company, of each other party thereto. True and complete copies of each of the Material Contracts have been delivered or otherwise made available to Parent. None of the Company or any of its Subsidiaries, as the case may be, has modified, amended or waived in any material respect any provision of the Material Contracts. The Company and its Subsidiaries have performed and are performing all material obligations required to be performed by each of them under the Material Contracts and are not (with or without notice or lapse of time or both) in breach or default in any material respect thereunder; and, to the best knowledge of the Company, no other party to any of the Material Contracts is (with or without notice or lapse of time or both) in breach or default in any material respect under any of the Material Contracts.

        (c) Neither the Company nor any of the Subsidiaries has received notice from any Person that the Company or any such Subsidiary has taken any action or failed to take any action that would result in any breach of or default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of the Material Contracts (including, without limitation, any material agreement relating to Indebtedness of the Company or any of its Subsidiaries) or other material obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound (and the Company is not aware that any Person has asserted that such a breach or default will so result) which, in any such case, would have a Material Adverse Effect on the Company.

        SECTION 4.23. Affiliate Transactions. Except as disclosed on the Company Disclosure Schedule, (a) there are no liabilities between the Company or any of its Subsidiaries on the one hand, and any director, officer, employee, shareholder or Affiliate (or any relative, spouse, beneficiary or Affiliate of any such Person) of the Company or any of its Subsidiaries on the other hand,
(b) no director, officer, employee, shareholder or Affiliate (or any relative, spouse, beneficiary or Affiliate of any such Person) of the Company or any of its Subsidiaries provides, or causes to be provided, any goods or services to the Company or any of its Subsidiaries, and (c) neither the Company nor any of its Subsidiaries provides or causes to be provided goods or services to any director, officer, employee, shareholder or Affiliate (or any relative, spouse, beneficiary or Affiliate of any such Person) of the Company or any of its Subsidiaries. Since July 29, 2002, no extension of credit in the nature of a personal loan has been made by the Company, directly or indirectly, to or for the benefit of any Company director or executive officer.

        SECTION 4.24. Anti-takeover Statutes. Other than obtaining the Shareholder Vote referred to in Section 4.02(a), the Company has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from any anti-takeover or similar statute or regulation that applies or purports to apply to any such transactions.

        SECTION 4.25. Finders' Fees. Except for Houlihan Lokey Howard & Zukin Financial Advisors, Inc., a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who are entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

        SECTION 4.26. Opinion of Financial Advisor. The Company has received the written opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc., financial advisor to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company's public shareholders from a financial point of view. A copy of such opinion shall promptly be delivered to Parent.

                                    ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF PARENT

        Parent represents and warrants to the Company that:

        SECTION 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on Parent. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

        SECTION 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Parent and Merger Subsidiary and constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against each in accordance with its terms, except insofar as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor's rights generally, or by principles governing the availability of equitable remedies.

        SECTION 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (i) the filing of an agreement of merger with respect to the Merger with the California Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, and (ii) compliance with any applicable requirements of the Nasdaq Stock Market, the 1934 Act and any other securities laws, whether state or foreign.

        SECTION 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene or result in any violation or breach of any provision of the articles of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any law, rule, regulation, judgment, injunction, order or decree applicable to Parent or Merger Subsidiary, (iii) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any of their assets or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries.

        SECTION 5.05. Disclosure Documents. None of the information specifically provided in writing by Parent for inclusion in the Company Proxy Statement or any amendment or supplement thereto, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time the shareholders vote on approval of the principal terms of this Agreement, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

        SECTION 5.06. Finders' Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent is entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

        SECTION 5.07. Financing. Parent has sufficient funds or committed sources of funds to meet the obligations of Parent and Merger Subsidiary under this Agreement.

                                    ARTICLE 6
                            COVENANTS OF THE COMPANY

        The Company agrees that:

        SECTION 6.01. Conduct of the Company. From the date of this Agreement until the Effective Time, the Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date of this Agreement until the Effective Time, the Company will not, and will not permit any of its Subsidiaries to, without the prior written consent of Parent:

        (a) adopt or propose any change to its articles of incorporation or bylaws;

        (b) merge or consolidate with any other Person or acquire any stock or assets of any other Person;

        (c) sell, lease, license or otherwise dispose of any material Subsidiary or any material amount of assets, securities or property except pursuant to existing contracts or commitments that have been disclosed to Parent prior to the date of this Agreement;

        (d) (i) take any action that would make any representation and warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time or (ii) omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time;

        (e) agree or commit to do any of the foregoing.

        SECTION 6.02. Shareholder Meeting; Proxy Material. The Company shall cause a meeting of its shareholders (the "COMPANY SHAREHOLDER MEETING") to be duly called and held as soon as reasonably practicable for the purpose of obtaining the Shareholder Vote. Subject to Section 6.04(c), the Company Proxy Statement shall indicate the approval and declaration of advisability by the Board of Directors of this Agreement and the Merger and the recommendation of the Board of Directors of the Company to the Company's shareholders that they vote in favor of the approval of the principal terms of this Agreement. In connection with such meeting, the Company will (i) promptly prepare and file with the SEC, use its commercially reasonable efforts to have cleared by the SEC and thereafter mail to its shareholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) solicit from its shareholders proxies in favor of the approval of the principal terms of this Agreement and use its commercially reasonable efforts to obtain the Shareholder Vote and (iii) otherwise comply with all legal requirements applicable to such meeting.

        SECTION 6.03. Access to Information. From the date hereof until the Effective Time and subject to applicable law and the confidentiality agreement dated April 5, 2002 between the Company and Jetscape, Inc. (the "CONFIDENTIALITY AGREEMENT"), the Company shall (i) give to the Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access upon prior notice to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to the Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the Parent in its investigation. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. Unless otherwise required by law, Parent will hold, and will cause its respective officers, employees, counsel, financial advisors, auditors and other authorized representatives to hold, any nonpublic information obtained in any such investigation in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

        SECTION 6.04. No Solicitation. (a) Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants, representatives or other agents or advisors to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions (other than to clarify the terms of the Acquisition Proposal solely to determine if the Acquisition Proposal is a Superior Proposal) or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party to make an Acquisition Proposal, or
(iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries. The Company will notify Parent as soon as practicable after receipt by the Company (or any of its advisors) of any Acquisition Proposal, any formal indication from any Person that it is considering making an Acquisition Proposal or any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any of its Subsidiaries by any Person who makes, to the knowledge of the Company may be considering making, or has made, an Acquisition Proposal. The Company shall provide that notice orally and in writing and shall identify the Person making, and the material terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall also notify Parent promptly following any material change to the terms of, or other material development with respect to, any such Acquisition Proposal, indication or request, including the execution of any definitive agreement with respect to such Acquisition Proposal (or a determination by the Board of Directors of the Company to enter into such a definitive agreement), and shall provide promptly to Parent a copy of any information provided to any Third Party pursuant to Section 6.04(b) which has not previously been provided to Parent. The Company shall, and shall cause its Subsidiaries and the directors, employees and other agents of the Company and its Subsidiaries to, cease immediately and cause to be terminated all activities, discussions and negotiations, if any, with any Persons conducted before the date of this Agreement with respect to any Acquisition Proposal.

        (b) Notwithstanding the foregoing, the Company may negotiate or otherwise engage in substantive discussions with, and furnish nonpublic information to, any Third Party who delivers a Superior Proposal if (i) the Company has complied with the terms of this Section 6.04, including, without limitation, the requirement in Section 6.04(a) that it notify Parent promptly after its receipt of any Acquisition Proposal, (ii) the Board of Directors of the Company determines in good faith by a majority vote, after consultation with outside legal counsel to the Company, that it should, in its reasonable judgment, take that action to comply with its fiduciary duties to the Company under applicable law, (iii) the Person who delivers the Superior Proposal executes a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement, and (iv) the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take that action.

        (c) The Board of Directors of the Company shall be permitted to withdraw, or modify in a manner adverse to Parent, its recommendation to holders of shares of Company Stock, but only if (i) the Company has complied with the terms of this Section 6.04, including, without limitation, the requirement in
Section 6.04(a) that it notify Parent promptly after its receipt of any Acquisition Proposal, (ii) a Superior Proposal is pending at the time the Board of Directors determines to take that action, (iii) the Board of Directors determines in good faith by a majority vote, after consultation with outside legal counsel to the Company, that it should, in its reasonable judgment, take that action to comply with its fiduciary duties to the Company under applicable law and (iv) the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take that action which notice shall identify the Person making, and the materials terms and conditions of, that Superior Proposal.

        (d) Nothing contained in this Section 6.04 shall prohibit the Board of Directors of the Company from complying with Rule 14e-2 promulgated under the 1934 Act with regard to a tender or exchange offer or making any disclosure required under applicable law.

        (e) For purposes hereof, "SUPERIOR PROPOSAL" means any bona fide, unsolicited written Acquisition Proposal for all of the outstanding shares of Company Stock on terms that the Board of Directors of the Company determines in good faith by a majority vote, on the basis of the advice of its financial advisor and taking into account the financial terms and conditions of the Acquisition Proposal, are more favorable from a financial point of view to all the Company's shareholders than as provided hereunder, for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of the Company, and which is reasonably capable of being consummated.

        SECTION 6.05. Notices of Certain Events. The Company shall promptly notify Parent of:

        (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

        (b) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause (i) any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate or (ii) any covenant, condition or agreement contained herein not to be complied with or satisfied;

        (c) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement (including the Company Proxy Statement); and

        (d) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to
Article IV or that relate to the consummation of the transactions contemplated by this Agreement.

        SECTION 6.06. Tax Matters. (a) Neither the Company nor any of its Subsidiaries shall make or change any Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Tax Returns or claims for Tax refunds, enter into any closing agreement, surrender any Tax claim, audit or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability surrendered, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing the Tax liability or reducing any Tax asset of the Company or any of its Subsidiaries.

        (b) The Company and its Subsidiaries acknowledge that Parent intends to cause the Company and each of its Subsidiaries to make an election under Section 338(g) of the Code (the "338 ELECTION") with respect to the Merger. The Company and each of its Subsidiaries agrees to take any actions and execute any documents necessary with respect to the 338 Election.

                                    ARTICLE 7
                       COVENANTS OF PARENT AND THE COMPANY

        The parties agree that:

        SECTION 7.01. Consents. Subject to the terms and conditions of this Agreement, the Company and Parent will use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

        SECTION 7.02. Certain Filings. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

        SECTION 7.03. Public Announcements. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with the Nasdaq Stock Market, neither party will issue any such press release or make any such public statement prior to such consultation with the other.

        SECTION 7.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

        SECTION 7.05. Trading in Company Stock. From the date of this Agreement until the Effective Time, the Company will not directly or indirectly purchase or sell (including short sales) any shares of Company Stock (or any put, call, option or derivative security or the like relating thereto).

        SECTION 7.06. Employment Agreements. The Surviving Corporation shall honor in accordance with their terms, the employment agreements of the Company with William Lindsey and Michael Grella; provided, that such employment agreements shall be amended prior to the Effective Time to provide that the terms thereof shall expire on November 4, 2004.

        SECTION 7.07. Director and Officer Liability. (a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each an "INDEMNIFIED PERSON") in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by California Law or any other applicable laws or provided under the Company's articles of incorporation and bylaws in effect on the date hereof, provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

        (b) For two years after the Effective Time, the Surviving Corporation shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of this Agreement, provided that, in satisfying its obligation under this Section 7.07(b), the Surviving Corporation shall not be obligated to pay premiums in excess of the amount per annum the Company paid in its last full fiscal year, which amount Company has disclosed to Parent prior to the date of this Agreement.

        (c) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 7.07.

        (d) The rights of each Indemnified Person under this Section 7.07 shall be in addition to any rights such Person may have under the articles of incorporation or bylaws of the Company or any of its Subsidiaries, or under California Law or any other applicable laws or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries in effect as of the date hereof. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

                                    ARTICLE 8
                            CONDITIONS TO THE MERGER

        SECTION 8.01. Conditions to Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

        (a) the principal terms of this Agreement shall have been approved by the shareholders of the Company in accordance with the California Code;

        (b) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger; and

        (c) All other authorizations, consents, waivers, orders or approvals for the Merger required to be obtained, and all other filings, notices or declarations required to be made, by Parent, Merger Subsidiary, or the Company prior to the consummation of the Merger and the transactions contemplated hereby, shall have been obtained from and/or made with, any Governmental Authorities and all third parties without the imposition of any condition that, in the reasonable judgment of Parent, would have a Material Adverse Effect on the Company or Parent, except for such authorizations, consents, waivers, orders, approvals, filings, notices or declarations the failure to obtain or make which would not, individually or in the aggregate have a Material Adverse Effect on the Company or Parent.

        SECTION 8.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

        (a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) each of the representations and warranties of the Company contained in this Agreement that is qualified as to materiality or Material Adverse Effect shall be true and correct, and each of the representations and warranties of the Company contained in this Agreement that is not so qualified shall be true and correct in all material respects at and as of the Effective Time as if made at and as of that time (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) Parent shall have received a certificate signed by the chief executive officer of the Company to the foregoing effect;

        (b) Parent shall have received as of the Effective Time all certificates of officers of the Company and public officials that it might reasonably request relating to the existence and good standing of the Company and any of its Subsidiaries and the authorization, execution and delivery by the Company of this Agreement, all in form and substance reasonably satisfactory to Parent;

        (c) the Company shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any Contract, except for those consents or approvals the failure to obtain which would not, individually or in the aggregate, have a Material Adverse Effect on the Company;

        (d) each of the members of the Board of Directors of the Company shall have resigned and all contractual rights, if any, of such persons to serve on the Board of Directors of the Company (and to nominate replacement or substitute directors or director nominees) shall have been terminated, with documentary evidence thereof delivered and satisfactory to Parent;

        (e) the Voting Agreement shall be in full force and effect;

        (f) Parent, Merger Subsidiary, the Company and its Subsidiaries and International Lease Finance Corporation ("ILFC") shall have entered into definitive agreements, in form and substance satisfactory to Parent, to effect the transactions contemplated by that certain letter agreement between ILFC and Parent, a copy of which has been furnished to the Board of Directors of the Company;

        (g) Parent shall have received a certificate from an officer of ILFC setting forth a true and complete list of all Aircraft Documents to which ILFC is a party;

        (h) Parent shall have received evidence to its reasonable satisfaction that (i) each of the holders of options to purchase Company Stock granted under the Company's stock option or compensation plans or arrangements shall have consented to the cancellation of such options in accordance with Section 2.05(a), and (ii) the Company shall have amended the terms of the such stock option or compensation plans or arrangements as necessary to give effect to the transactions contemplated by Section 2.05;

        (i) The holders of an aggregate amount in excess of 5% of the outstanding shares of Company Stock shall not have exercised dissenters' rights in accordance with Chapter 13 of the California Code; and

        (j) Parent shall have received from each executive officer of the Company written confirmation in form reasonably satisfactory to Parent to the effect that after the Effective Time the Surviving Corporation will have no obligation to issue such executive officer any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Surviving Corporation or any other entity, whether on account of his employment agreement with the Company, his continued employment with the Surviving Corporation or otherwise.

        SECTION 8.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

        (a) (i) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) each of the representations and warranties of Parent contained in this Agreement that is qualified as to materiality or Material Adverse Effect shall be true and correct, and each of the representations and warranties of Parent and Merger Subsidiary contained in this Agreement that is not so qualified shall be true and correct in all material respects at and as of the date of the Effective Time as if made at and as of that time, (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) the Company shall have received a certificate signed by a senior executive officer of Parent to the foregoing effect; and

        (b) the Company shall have received as of the Effective Time all certificates of officers of Parent and Merger Subsidiary and public officials that it might reasonably request relating to the existence and good standing of Parent and Merger Subsidiary and the authorization, execution and delivery by Parent and Merger Subsidiary of this Agreement, all in form and substance reasonably satisfactory to the Company.

                                    ARTICLE 9
                                   TERMINATION

        SECTION 9.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time
(notwithstanding any approval of this Agreement by the shareholders of the Company):

        (a) by mutual written agreement of the Company and Parent;

        (b) by either the Company or Parent, if:

               (i) the Merger has not been consummated at or before 5:00 p.m., Eastern time, on January 31, 2003 (the "END DATE"), provided that the right to terminate this Agreement pursuant to this Section 9.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by that time; or

               (ii) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or there shall be entered any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining or otherwise prohibiting Company or Parent from consummating the Merger and such judgment, injunction, judgment or order shall have become final and nonappealable; or

               (iii) the principal terms of this Agreement shall not have been approved in accordance with the California Code by the Company's shareholders at the Company Shareholder Meeting (or any adjournment thereof).

        (c) by Parent, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in
Section 8.02(a) not to be satisfied, and such failure has not been permanently cured within 10 Business Days following receipt of notice of such failure; or

        (d) by the Company, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 8.03(a) not to be satisfied, and such failure has not been permanently cured within 10 Business Days following receipt of notice of such failure; or

        (e) by the Company, if, prior to obtaining the Shareholder Vote, a Superior Proposal has been received, the Company has complied with the terms of
Section 6.04 and the Company has paid Parent the Termination Fee; or

        (f) by Parent, if (i) the Board of the Company shall have failed to make or shall have withdrawn or modified in a manner adverse to Parent its recommendation to the Company's shareholders referred to in Section 6.02, or shall have recommended, or entered into, or publicly announced its intention to enter into, an agreement or an agreement in principle with respect to an Acquisition Proposal (or shall have resolved to do any of the foregoing); or
(ii) there shall have been a breach of Section 6.04, or (iii) the Company shall have entered into a definitive agreement or an agreement in principle with a Third Party regarding an Acquisition Proposal or any agreement, assignment or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement.

The party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give notice of such termination to the other party.

        SECTION 9.02. Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, this Agreement shall, except for Section 9.03 and
Article 10, become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto, provided that, if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) failure of either party to perform a covenant hereof, (iii) breach by any party of any representation or warranty or agreement contained in this Agreement, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure.

        SECTION 9.03. Fees and Expenses. (a) Except as otherwise provided in this Section and in the proviso to Section 9.02, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring that cost or expense.

        (b) If this Agreement is terminated by the Company pursuant to Section 9.01(e) or by Parent pursuant to any of the clauses of Section 9.01(f), then the Company agrees to pay to Parent a fee (the "TERMINATION FEE") in immediately available funds equal to $100,000. This Termination Fee shall be paid promptly, but in no event later than the termination of this Agreement by the Company pursuant to Section 9.01(e) or later than two Business Days after termination of this Agreement by Parent pursuant to any of the clauses of Section 9.01(f).

        (c) If this Agreement shall have been terminated by the Company pursuant to Section 9.01(e) or by Parent pursuant to any of the clauses of Section 9.01(f), the Company agrees to promptly pay Parent in immediately available funds an amount equal to the documented out-of-pocket costs and expenses (including, but not limited to, all investment banking, legal, accounting and consulting fees and expenses) incurred by or on behalf of Parent or Merger Subsidiary in connection with the negotiation, execution, delivery and performance of this Agreement and any consideration, investigation, negotiation and structuring of the transactions contemplated by this Agreement; provided that in no event shall the Company be liable under this Section for an amount in excess of $400,000.

        (d) If the Company fails promptly to pay any amount due to Parent pursuant to this Section 9.03, it shall also pay any costs and expenses incurred by Parent in connection with a legal action to enforce this Agreement that results in a judgment against the Company obligated under this Section 9.03 for that amount.

        (e) The Company agrees that its legal, investment banking and/or consulting fees (including, without limitation, the fees of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.) incurred and to be incurred by the Company in connection with the transactions contemplated hereby shall in no event exceed $225,000 in the aggregate.

                                   ARTICLE 10
                                  MISCELLANEOUS

        SECTION 10.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

        if to Parent or Merger          Jetcape Aviation Group, Inc.
        Subsidiary, to:                 408 S. Andrews Avenue, Suite 200
                                        Fort Lauderdale, Florida 33301
                                        Attention: John Evans, Chairman and
                                                   Chief Executive Officer
                                        Fax: (954) 763-4757

        with a copy to:                 Greenberg Traurig, P.A.
                                        1221 Brickell Avenue
                                        Miami, FL 33131
                                        Attention: Kenneth C. Hoffman, Esq.
                                        Fax: (305) 579-0717

        if to the Company, to:          International Aircraft Investors
                                        3655 Torrance Boulevard, Suite 410
                                        Torrance, California  90503
                                        Attention: William Lindsay, Chairman
                                        Fax: (310)-316-8145

        with a copy to:                 O'Melveny & Myers LLP
                                        400 South Hope Street
                                        Los Angeles, CA  90071-2899
                                        Attention: Richard Boehmer, Esq.
                                        Fax: (213) 430-6407

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m., and such day is a Business Day, in the place of receipt.

Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

        SECTION 10.02. Survival of Representations and Warranties. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement, except for the agreements set forth in Sections 7.06, 7.07, 9.02, 9.03, 10.02, 10.03, 10.04, 10.05 and
10.06.

        SECTION 10.03. Amendments; Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, provided that, after the approval of the principal terms of this Agreement by the shareholders of the Company and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for any shares of capital stock of the Company.

        (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

        SECTION 10.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of their Affiliates, the right to enter into the transactions contemplated by this Agreement, but any such transfer or assignment will not relieve Parent or Merger Subsidiary of its obligations hereunder.

        SECTION 10.05. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

        SECTION 10.06. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        SECTION 10.07. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except for the provisions of Article 2 and Sections 7.06 and 7.07, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

        SECTION 10.08. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement; provided, however the Confidentiality Agreement shall remain valid and in effect.

        SECTION 10.09. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

        SECTION 10.10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                    INTERNATIONAL AIRCRAFT INVESTORS


                                    By:   /s/ WILLIAM E. LINDSEY
                                       --------------------------------------
                                    Name:  William E. Lindsey
                                    Title: Chairman


                                    By:   /s/ STUART M. WARREN
                                       --------------------------------------
                                    Name:  Stuart M. Warren
                                    Title: Secretary


                                    JETSCAPE AVIATION GROUP, INC.


                                    By:   /s/ JOHN EVANS
                                       --------------------------------------
                                       John Evans
                                       Chairman and Chief Executive Officer


                                    By:   /s/ BRADLEY M. WINOGRAD
                                       --------------------------------------
                                       Bradley M. Winograd
                                       Vice President and Assistant Secretary


                                    JETSCAPE LEASING, INC.


                                    By:   /s/ JOHN EVANS
                                       --------------------------------------
                                       John Evans
                                       Chairman and Chief Executive Officer


                                    By:   /s/ BRADLEY M. WINOGRAD
                                       --------------------------------------
                                       Bradley M. Winograd
                                       Vice President and Assistant Secretary

                                    EXHIBIT A

                                       TO

                          AGREEMENT AND PLAN OF MERGER


NAME                                          OFFICER
----                                          -------
William E. Lindsey               Chief Executive Officer

Michael P. Grella                President and Chief Operating Officer

Richard Hammond                  Vice President Finance, Chief Financial Officer

Chris Vorderkunz                 Vice President Technical

Alan G. Stanford, Jr.            Vice President Finance, Treasurer

Shirley Naito                    Vice President Contracts